Exhibit 5(a)(2)



                    [Letterhead of Mayer, Brown & Platt]

                             November 9, 1999



United Air Lines, Inc.
1200 East Algonquin Road
Elk Grove Village, IL 60007

Ladies and Gentlemen:

         We have acted as special counsel for United Air Lines, Inc., a Delaware corporation ("United" or the "Company"), in connection with the preparation and filing of a shelf Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to up to $1,500,000,000 aggregate amount of Pass Through Certificates (the "Pass Through Certificates") that may be issued by United in one or more series from time to time on a delayed basis. The Pass Through Certificates will be issued under the provisions of a Pass Through Trust Agreement between United and the pass through trustee (the "Pass Through Trustee"), filed as Exhibit 4(b)(1) to the Registration Statement (the "Pass Through Agreement") as supplemented by a separate Series Supplement for each series of Pass Through Certificates (each, a "Series Supplement"). The Pass Through Certificates will be sold or delivered as set forth in the Registration Statement, any amendment thereto, the prospectus relating to the Pass Through Certificates filed as part of the Registration Statement (the "Prospectus") and any supplements thereto ("Prospectus Supplements").

         In connection with the opinions expressed below, we have examined originals, or copies certified to our satisfaction, of such agreements, documents and certificates of governmental officials and corporate officers as we have deemed necessary or advisable as a basis for such opinions. We have also examined (i) the Certificate of Incorporation, as currently in effect, (ii) the Bylaws of United, as currently in effect, (iii)
Consent of Directors in Lieu of Meeting dated October 12, 1999, relating to the filing of the Registration Statement, and (iv) the Pass Through Agreement filed with the SEC. Unless otherwise defined herein, capitalized terms used herein have the meanings assigned thereto in the Pass Through Agreement. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. Further, we have assumed: (i) the due authorization, execution and delivery of the Pass Through Agreement and each applicable Series Supplement by each of the parties thereto,



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(ii) that the Pass Through Agreement and each applicable Series Supplement have not been terminated, varied, transferred or assigned, (iii) the due authorization, execution, issue, delivery and authentication by the Pass
Through Trustee of the Pass Through Certificates to be issued under the Pass Through Agreement and each applicable Series Supplement, in each case in accordance with the terms of such Pass Through Agreement and each such Series Supplement, (iv) that any outstanding equipment trust certificates previously issued by the owner trustee under any related Indenture have been delivered to the Indenture Trustee thereunder for cancellation and have been canceled, (v) that each person (other than United) that is a party to the Pass Through Agreement and each Series Supplement is duly qualified to engage in the activities contemplated by such documents and has the power, authority and legal right to enter into and perform its obligations thereunder, and (vi) that the execution, delivery and performance of the Pass Through Agreement, each Series Supplement and the Pass Through Certificates by each person (other than United) that is a party thereto do not and will not violate the charter or by-laws of any such person or any contract to which any such person is a party or by which any such person is bound and comply with all laws, governmental rules and regulations applicable to each such person.

         In addition, we have assumed (i) a Prospectus Supplement supplementing the Prospectus will have been prepared and filed with the SEC describing the Pass Through Certificates; (ii) the Pass Through Certificates issued will be issued and sold in compliance with applicable federal and state securities laws and solely in the manner stated in the Registration Statement and the appropriate Prospectus Supplement; and (iii) a definitive purchase, underwriting or similar agreement with respect to the Pass Through Certificates will have been duly authorized and validly executed and delivered by United and the other parties thereto.

         Based on the foregoing, it is our opinion that:

1. United is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware and is duly authorized to carry on the business in which it is engaged.

2. The Pass Through Agreement and each applicable series Supplement, when duly authorized, executed and delivered, will constitute valid and binding agreements of each of the parties thereto.

3. The Pass Through Certificates, when duly authorized, executed, issued, delivered and authenticated by the Pass Through Trustee in accordance with the terms of the Pass Through Agreement and each applicable Series Supplement and sold in accordance with the related purchase agreement or underwriting agreement between United and the purchasers or underwriters, as the case may be, named therein, will be valid and binding obligations of the Pass


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         Through Trustee and will be entitled to the benefits of the Pass
         Through Agreement and each applicable Series Supplement.

         The foregoing opinions are subject to (i) bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance and other similar laws affecting the rights or remedies of creditors generally, (ii) general principles of equity including, without limitation, laches and estoppel as equitable defenses and concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforceability is considered or applied in a proceeding in equity or at law) and considerations of impracticability or impossibility of performance, and defenses based upon unconscionability of otherwise enforceable obligations in the context of the factual circumstances under which enforcement thereof is sought, and (iii) the qualification that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         In giving the foregoing opinion, we do not purport to be experts on, or to express any opinion herein concerning, any laws other than the laws of the State of Illinois, the State of New York, the corporate law of the State of Delaware and the federal law of the United States of America, in each case as in effect on the date hereof, except that we express no opinion with respect to (i) the laws, regulations or ordinances of any county, town or municipality or governmental subdivision or agency thereof,
(ii) (x) state securities or blue sky laws, (y) the Investment Company Act or (z) federal securities laws, including, without limitation, the Securities Act.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus, and in any subsequently filed Prospectus Supplements, relating to the Pass Through Certificates that constitutes part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement and Legal Matters under the provisions to the Securities Act.


                                                     Very truly yours,


                                                     MAYER, BROWN & PLATT




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